Exhibit 3.20.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ET SUB-LOPATCONG, L.L.C.

This Amended and Restated Limited Liability Company Operating Agreement of ET-SUB LOPATCONG, L.L.C. (this “Agreement”), dated as of November 24, 1999, is entered into by and between ET Sub-Lopatcong, L.L.C., a Delaware limited liability company (the “Company”), and Eldertrust Operating Limited Partnership, its sole equity member (the “Equity Member”).

R E C I T A L S:

WHEREAS, the Company was formed under the Delaware Limited Liability Company Act, as amended (the “Act”), by the filing of a certificate of formation with the Secretary of State of the State of Delaware on January 16, 1998;

WHEREAS, the Company currently exists under the Act pursuant to that certain Limited Liability Company Operating Agreement of ET Sub-Lopatcong, L.L.C. dated as of January 30, 1998 (the “Initial Operating Agreement”);

WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of amending and restating the Initial Operating Agreement in its entirety to set forth the rights and obligations of, the relationships among, and certain other provisions governing the conduct of the affairs of, the Members (as defined below), the Managers (as defined below), and the Company; and

WHEREAS, certain capitalized terms used herein shall have the meanings ascribed thereto in Article XIV.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby amend and restate the Initial Operating Agreement as follows:

ARTICLE I

ORGANIZATIONAL AND OTHER MATTERS

SECTION 1.01. Formation; Admission. By its execution and delivery of this Agreement, the Equity Member hereby ratifies the formation of the Company under the provisions of the Act pursuant to the filing of the certificate of formation with the Secretary of State of the State of Delaware and confirms its admission to the Company as the initial Member.

SECTION 1.02. Name. The name of the Company shall be ET Sub-Lopatcong, L.L.C., and the business of the Company shall be conducted under such name.

SECTION 1.03. Principal Place of Business. The principal place of business and the principal office of the Company shall be located at 101 East State Street, Suite 101, Kennett Square, Pennsylvania 19348. The Company may have such other or additional offices, either within or without the State of Delaware, as the Managers or officers of the Company shall deem advisable.

SECTION 1.04. Registered Office and Agent. The street address of the initial registered office of the Company shall be 1209 Orange Street, Wilmington, Delaware 19805, and the Company’s registered agent at such address shall be The Corporation Trust Company. The registered office and the registered agent of the Company may be changed by the Board of Managers from time to time in accordance with the then applicable provisions of the Act and any other applicable laws.

ARTICLE II

PURPOSE AND POWERS

SECTION 2.01. Purpose of the Company. The sole purposes of the Company are (i) to own, manage, operate and lease the Property; (ii) to exercise all rights and powers, and undertake, be liable for and perform all duties, liabilities and obligations, of the Company under any agreement or instrument to which the Company is or may become a party, or by which its properties or assets may be bound, as contemplated by the Loan Documents or in connection with the performance of its obligations thereunder, or under any applicable law or regulation; and (iii) to engage in any and all activities incident to the foregoing. The Company shall not engage in any business, and shall have no purpose, unrelated to the foregoing.

SECTION 2.02. Powers of the Company. In order to carry out its purposes, the Company shall have and be authorized to exercise all powers conferred by the Act and any other applicable law as in effect from time to time, and shall be empowered and authorized to engage in such lawful acts and activities, as may, in the judgment of the Managers, be necessary or convenient to carry out, promote or attain the purposes set forth in Section 2.01.

SECTION 2.03. Right to Rely on Managers. Any Person dealing with the Company shall be entitled to rely (without further duty of inquiry) upon a certificate signed by any Manager or officer of the Company, as to:

(a) the identity of any Manager, Member, or officer;

(b) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts on behalf of the Company by any Member, Manager or officer or that are in any other manner germane to the affairs of the Company;

(c) the Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d) any other matter whatsoever involving the Company or any Member.

SECTION 2.04. Qualification in Additional Jurisdictions. The Company shall be qualified to do business and maintain its good standing in any jurisdiction in which such qualification is necessary or in which it is deemed desirable by the Managers in carrying out the Company’s business, and pursuant thereto the Managers are authorized to appoint a registered agent and establish a registered office in such jurisdiction to cause the Company to operate in such jurisdiction under another name selected by the Managers, in compliance with the assumed name statute of such jurisdiction, if the Company is not allowed under the laws of the jurisdiction to operate under the name “ET Sub-Lopatcong, L.L.C.”

ARTICLE III

MEMBERS

SECTION 3.01. Classes of Members. There shall be two classes of Members of the Company, as follows:

(a) Equity Member. The Equity Member shall be the only Member with an interest in the profits, losses, distributions and capital of the Company. The Equity Member shall have the right to elect and remove the Managers, subject to the provisions of Section 5.03 relating to the removal of, and election of a replacement for, the Independent Manager. Except for the rights specifically granted herein to the Independent Member and as may be expressly required by law, the Equity Member shall be the only Member with any voting rights.

(b) Independent Member. During the Covered Period, the Company shall have an Independent Member. The Independent Member shall be the same Person as the Independent Manager and shall satisfy the requirements for being an Independent Manager set forth in the definition thereof. The Independent Member, as such, shall have no interest in the profits, losses, distributions or capital of the Company. The Independent Member shall be entitled to vote on (i) the granting of consent to a Member with respect to a voluntary or involuntary bankruptcy, insolvency, or other proceeding described in Section 18-304(a) or (b) of the Act; (ii) subject to the provisions of Section 8.01 hereof, the dissolution of the Company following the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a Member, and (iii) such other matters, if any, as may be expressly set forth in this Agreement. At such time as the Company is no longer required to have an Independent Manager pursuant to the terms of this Agreement, then the Independent Member shall no longer be a Member. The Independent Member, as such, shall have no other voting rights. During any period when the Company does not have (and is required under this Section 3.01(b) to have) an Independent Member, the Company shall not take any action requiring the vote or consent of the Independent Member under this Agreement.

SECTION 3.02. Voting. On any matter upon which the Independent Member shall be entitled to vote or grant consent, approval of such matter by the Members shall require the affirmative vote or consent of the Independent Member, and, if the Equity Member is entitled to vote thereon, the Equity Member.

SECTION 3.03. Capital Contributions. Concurrently with or prior to the execution of this Agreement, the Equity Member has made initial contributions to the capital of the Company. The Equity Member shall not be required to make any additional contributions to the capital of the Company. The Equity Member shall be entitled, upon the request of the Company, in its sole discretion, to contribute additional capital to the Company, on such terms as the Board of Managers may determine. No interest shall accrue on any contribution and the Equity

Member shall expressly have no right to withdraw or be repaid or receive any return on any contribution, except in each case as expressly provided in this Agreement. The Independent Member shall not be required to make any contribution to the capital of the Company.

SECTION 3.04. Resignation. The Equity Member shall not be entitled to resign or withdraw from the Company prior to the dissolution and winding up of the Company, unless it shall have transferred all of its interest in the Company to one or more other Persons in accordance with this Agreement and such Person or Persons shall have been admitted as an Equity Member in accordance with this Agreement. The Independent Member shall be entitled to resign only if he or she concurrently is resigning, or is removed, from his or her position as Independent Manager, and the resignation of the Independent Member shall be effective, without any further action by the Independent Member, upon the replacement of such Person assuming the position of Independent Manager, whereupon such replacement shall become the Independent Member.

SECTION 3.05. Federal Income Tax Characterization. For federal income tax purposes, the Company shall be deemed to have a single “member” (as such term is used in the regulations under Section 7701 of the Internal Revenue Code of 1986, as amended) and is intended to be disregarded as a separate entity for federal income tax purposes (and solely for such purposes) pursuant to such Section 7701 and the regulations thereunder.

SECTION 3.06. Duties Among Members. In exercising voting and other rights under this Agreement, no Member (i) shall have any fiduciary duty to the Company or any other Member or (ii) shall be liable for (or otherwise prevented from) exercising such rights in a manner that solely benefits its economic and business interests, without regard to the interests of the Company or the other Members. However, the Members shall be entitled to, and the Independent Member shall be required to, consider the interests of creditors of the Company in exercising voting and other rights under this Agreement or taking any other limited liability company action.

SECTION 3.07. Other Equity Member Activities. The Members acknowledge and understand that the Equity Member and/or one or more of its Affiliates has heretofore engaged and will hereafter engage in business activities which may be the same as or similar to and may compete with the Company’s business (“Other Similar Activities”). Each of the Members hereby agrees that: (a) nothing in this Agreement or in the business relationship between the Members established hereunder shall be deemed to prohibit the Equity Member or its Affiliates from engaging in such Other Similar Activities, and (b) nothing in this Agreement or in the business relationship between the Members established hereunder shall be construed so as to grant to the Independent Member any right, privilege or option to participate in any manner in such Other Similar Activities conducted by the Equity Member or its Affiliates.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01. Distributions. The Managers from time to time may determine the amount of cash and other property of the Company that is reasonably necessary for the operation of the Company and that is available for distribution to the Equity Member and, in their discretion, may cause the Company to distribute such cash and property to the Equity Member, subject to any limitations imposed by the Act and by the Mortgage and any other contractual obligations of the Company.

ARTICLE V

MANAGEMENT OF THE COMPANY

SECTION 5.01. Management. The business and affairs of the Company shall be managed by its Board of Managers. Subject to any nonwaivable provisions of applicable law and compliance with any provisions of this Agreement requiring the approval of one or more Members, the Board of Managers shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

SECTION 5.02. Number, Tenure and Qualifications of Managers. The Company initially shall have three Managers comprising the “Board of Managers.” The number of Managers that will comprise the entire Board of Managers shall be fixed from time to time by the Equity Member, but in no instance shall there be less than one Manager (in addition to any Independent Manager) and during the Covered Period, the Board of Managers shall include an Independent Manager. Subject to the provisions of Section 5.03 below, the Equity Member may remove any of the Managers at any time and from time to time, with or without cause, and may designate a person to serve as a successor Manager in the event of the death, incapacity, resignation or removal of a Manager. Each person appointed to serve as a Manager shall serve until a successor Manager is appointed as provided hereunder or until such person’s earlier death, resignation, incapacitation or removal.

SECTION 5.03. Independent Manager. During the Covered Period: (i) the Board of Managers shall include one Independent Manager; (ii) the Independent Manager may not be removed other than by the unanimous vote of the Executive Committee for cause; and (iii) if the Independent Manager should resign or be removed, the Executive Committee shall appoint another Person as Independent Manager as promptly as possible; provided that, during any interim period when the Company does not have (but is required under this Section 5.03 to have) an Independent Manager, the Company shall not take any action expressly requiring the vote or consent of the Independent Manager under this Agreement. The Independent Manager shall not voluntarily resign until such time as a replacement has been selected and taken office. In connection with any vote or other act or omission to vote or other act by the Independent Manager under this Agreement or otherwise, the Independent Manager shall owe a fiduciary duty to the Members solely to the extent required by the Act and other applicable law and shall also owe a fiduciary duty to the Company as whole, including but not limited to the creditors of the Company.

SECTION 5.04. Initial Managers. The initial Executive Managers shall be D. Lee McCreary and Stephan P. Seifred, and the initial Independent Manager, who shall assume office upon the commencement of the term of the Mortgage, shall be ET Lopatcong Finance, Inc., a Delaware corporation.

SECTION 5.05. Executive Committee. The Managers other than the Independent Manager shall constitute the Executive Managers of the Company (the “Executive Managers”). The Executive Managers, acting as a committee of the Board of Managers (the “Executive Committee”), shall exercise all of the right, power and authority vested in the Board of Managers by this Agreement or the Act to manage, operate, and control the business and affairs of the Company, other than with respect to actions by the Company for which this Agreement expressly requires the consent or approval of the Independent Manager or one or more Members. The term Managers as used herein shall be deemed to mean the Executive Managers unless the provision of this Agreement containing such term expressly requires the consent or approval of the Independent Manager.

SECTION 5.06. Meetings. Meetings of the Board of Managers or the Executive Committee may be called by any Manager entitled to participate in the meeting or the President, and shall be called by the President upon the request of the Equity Member, upon two (2) days’ notice in writing or by telephone to all Managers entitled to participate in the meeting in writing or by telephone. Meetings may be held by telephone or any other communication by means of which all participating Managers can simultaneously hear each other during the meeting.

SECTION 5.07. Quorum. No action may be taken at a meeting of the Board of Managers or the Executive Committee unless a quorum consisting of a majority of Managers entitled to participate in the meeting is present.

SECTION 5.08. Required Vote; Voting Rights. Except where a greater percentage is expressly required by this Agreement, to be approved, any action by the Board of Managers or the Executive Committee taken at a meeting must be approved by the affirmative vote of Managers with a majority of the votes cast at a meeting at which a quorum exists and, with respect to actions for which this Agreement expressly requires the vote or consent of the Independent Manager, the vote of the Independent Manager. Each Manager present at a meeting and entitled to participate in such meeting shall be entitled to one vote with respect to any action.

SECTION 5.09. Action by Written Consent. Any action to be taken by the Board of Managers or the Executive Committee may be taken without a meeting if consents in writing setting forth the action so taken are signed by the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

SECTION 5.10. Interests of Certain Persons. The Managers shall be required, in the exercise of their reasonable business judgment, to consider the interest of the creditors of the Company in taking all action on behalf of the Company.

SECTION 5.11. Compensation of Managers. The Managers shall be reimbursed for all reasonable expenses incurred in connection with the performance of their duties as Managers. In addition, the Independent Manager shall be entitled to reasonable compensation, in an amount determined from time to time by the Executive Committee.

SECTION 5.12. Members Not Agents. The Members shall have no authority to act in the name of and for the Company solely by virtue of being a member of the Company.

SECTION 5.13. Limitation on Authority. During the Covered Period, the Company shall not, and the Managers shall not permit the Company to, incur, create or assume any debt, secured or unsecured, direct or contingent or guarantee or have any consensual contingent obligation for the obligations of any other Person, except for obligations under or permitted under the Loan Documents (provided, that this provision shall not be deemed to prohibit indemnification and contribution agreements by the Company and its Affiliates entered into under this Agreement or the Facility Lease, or (to the extent permitted or not prohibited under the Loan Documents) commercially reasonable indemnification obligations incurred in the ordinary course of business of the Company).

ARTICLE VI

OFFICERS

SECTION 6.01. Number, Qualifications; Election and Term of Office.

(a) The officers of the Company shall consist, at a minimum, of a President, a Secretary, a Treasurer, and such number of Vice Presidents as the Board of Managers may from time to time deem advisable. Any two or more offices may be held by the same person.

(b) The officers of the Company shall be elected by the Board of Managers. Each officer shall hold office until his or her successor shall have been elected and qualified, or until his or her death, resignation or removal.

SECTION 6.02. Initial Officers. The initial officers of the Company shall be as follows:

D. Lee McCreary	President, Secretary and Treasurer
Stephan P. Seifred	Vice President
Kevin Smith	Assistant Secretary

SECTION 6.03. Resignation. Any officer may resign at any time by giving written notice of such resignation to the Board of Managers or to the President or the Secretary. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Managers or by such officer and the acceptance of such resignation shall not be necessary to make it effective.

SECTION 6.04. Removal. Any officer may be removed, either with or without cause, and a successor elected, by a majority vote of the Board of Managers. The officers and agents appointed in accordance with the provisions of Section 6.10 may be removed, either with or without cause, by a majority vote of the Board of Managers or by any superior officer or agent upon whom such power of removal shall have been conferred by the Board of Managers.

SECTION 6.05. Vacancies. A vacancy in any office specifically designated in Section 6.01 by reason of death, resignation, inability to act, removal or any other cause shall be filled by a majority vote of the Board of Managers. In the case of a vacancy occurring in the office of an officer or agent appointed in accordance with the provisions of Section 6.10, such vacancy may be filled by vote of the Board of Managers or by any officer or agent upon whom such power shall have been conferred by the Board of Managers.

SECTION 6.06. President. The President of the Company, subject to the direction of the Board of Managers, shall have general charge of the day-to-day operations, business, affairs and property of the Company and general supervision over its officers and agents. In general, he or she shall perform all duties incident to the office of President and chief operating officer and shall see that all orders and resolutions of the Board of Managers are carried into effect.

SECTION 6.07. Vice-Presidents. During the absence or disability of the President, the Vice-President(s) and, if there be more than one, in such order of seniority as may be determined by the President, shall exercise all the functions of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice-President shall have such powers and discharge such duties as may be assigned to him or her from time to time by the Board of Managers.

SECTION 6.08. Secretary. The Secretary shall:

(a) record all the proceedings of the Members, the Board of Managers, and the Executive Committee in a book to be kept for that purpose;

(b) cause all notices to be duly given in accordance with the provisions of this Agreement and as required by statute;

(c) be custodian of the records and of the Company;

(d) see that the books, reports, statements, certificates and all other documents and records of the Company required by statute or this Agreement are properly kept and filed; and

(e) in general, perform all duties incident to the office of Secretary and such other duties as are given to him or her by this Agreement or as from time to time may be assigned to him or her by the Board of Managers or the President.

SECTION 6.09. Treasurer. The Treasurer shall:

(a) have charge of and supervision over and be responsible for the funds, securities, receipts and disbursements of the Company;

(b) cause the moneys and other valuable effects of the Company to be deposited in the name and to the credit of the Company in such banks or trust companies as the Board of Managers may select or may be required by the Mortgage or as may be selected by any officer or officers or agent or agents authorized so to do by the Board of Managers;

(c) cause the funds of the Company to be disbursed by checks or drafts, with such signatures as may be authorized by the Board of Managers, upon the authorized depositories of the Company, and cause to be taken and preserved proper vouchers for all moneys disbursed;

(d) render to the President or the Board of Managers whenever requested a statement of the financial condition of the Company and of all his or her transactions as Treasurer;

(e) keep the books of account of all the business and transactions of the Company;

(f) be empowered to require from all officers or agents of the Company reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Company; and

(g) in general, perform all duties incident to the office of Treasurer and such other duties as are given to him or her by this Agreement or as from time to time may be assigned to him or her by the Board of Managers or the President.

SECTION 6.10. Subordinate Officers and Agents. The Board of Managers may from time to time appoint such other officers and agents, or may authorize any officer designated in Section 6.01 to appoint such other officers and agents, as it may deem necessary or advisable, to hold office for such period, have such authority and perform such duties as the Board of Managers, or such other officers, may from time to time determine.

SECTION 6.11. Execution of Instruments. All checks, drafts, bills of exchange, acceptances, bonds, endorsements, notes or other obligations or evidences of indebtedness of the Company, and all deeds, mortgages, indentures, bills of sale, conveyances, endorsements, assignments, transfers stock powers or other instruments of transfer, contracts, agreements, dividend or other orders, powers of attorney, proxies, waivers, consents, returns, reports, certificates, demands, notices or documents, and other instruments or rights of any nature may be signed, executed, verified, acknowledged and delivered by the President, any Vice President, the Treasurer or such other officer or officers or such other person or persons (whether or not officers, agents or employees of the Company) as the Board of Managers may from time to time designate.

SECTION 6.12. Compensation. The salaries or other compensation, if any, of the officers shall be fixed from time to time by the Board of Managers and no officer shall be prevented from receiving such salary or any compensation by reason of the fact that he or she is also a Manager of the Company. The Board of Managers may delegate to any officer or agent the power to fix from time to time the salaries or other compensation, if any, of officers or agents appointed in accordance with the provisions of Section 6.10.

ARTICLE VII

LIMITATION ON LIABILITY; INDEMNIFICATION

SECTION 7.01. Limitation on Liability. The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company. None of the Members, the Managers, or any stockholders, directors, partners, officers, agents or employees of any Member or the Company, shall be obligated personally for any debt, obligation, or liability of the Company solely by reason of his, her, or its status as such Member, Manager, stockholder, director, partner, officer, agent or employee. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Members, the Managers, or any stockholder, director, partner, officer, agent or employee of any Member or the Company for liabilities of the Company.

SECTION 7.02. Indemnification.

(a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed by such Covered Person to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(c) To the extent that, at law or in equity, a Covered Person has duties (which may include fiduciary duties) and liabilities relating thereto to the Company or any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(d) The Company shall indemnify and hold harmless each Covered Person, to the fullest extent permitted by applicable law, for any loss, damage or claim incurred by such Covered Person, including reasonable attorney’s fees incurred in connection therewith, by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed by such Covered Person to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this subsection (d) shall be provided out of and to the extent of Company assets only, after payment of all amounts then due and owing under the Loan Documents, and no Covered Person shall have any personal liability on account thereof.

(e) The Company shall purchase and maintain insurance, to the extent and in such amounts as the Managers determine to be commercially reasonable, on behalf of Covered Persons and such other Persons as the Managers shall determine, against any liability that may be asserted against or expense that may be incurred by any such Covered Person or other indemnitee in connection with the activities of the Company or such indemnitees. The Company may enter into indemnity contracts with Covered Persons or other indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations and containing such other procedures regarding indemnification as are appropriate.

(f) The Company may (and, in the case of the Independent Member and the Independent Manager, shall) advance expenses (including attorneys’ fees) incurred by an Indemnitee in advance of the final disposition of an action, suit, or proceeding upon the receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to indemnification under this Article 7.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

SECTION 8.01. The Company shall dissolve, and its affairs shall be wound up, solely upon the first to occur of the following, unless the Members eligible to vote elect to continue the Company to the extent permitted under the Act:

(a) July 31, 2098;

(b) at the time specified in a written consent of the Equity Member, provided that the Company shall not be dissolved during the Covered Period;

(c) at any time that there are no remaining Members, provided that the Company shall not be dissolved and is not required to be wound up if, within 90 days after the occurrence of the event that terminated the continued membership of the last remaining Member, (i) the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of the personal representative of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member, or (ii) the Managers, by a unanimous vote (including the Independent Manager during the Covered Period), elect to continue the Company and designate a Person as a Member (with or without an equity interest) of the Company; or

(d) at the time specified in a decree of judicial dissolution under the Act.

The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution, unless, within 90 days following the occurrence of such event, all Members eligible to vote agree in writing to dissolve the Company; provided, however, that during the Covered Period, the Company shall not be dissolved upon the occurrence of any such event.

The foregoing constitute the only events upon which the Company shall be dissolved and its affairs wound up, notwithstanding any provisions of the Act.

The events of bankruptcy of a Member described in Sections 18-304(a) and (b) of the Act shall not cause such Member to cease to be a Member of the Company, and upon the occurrence of such an event, the business of the Company shall be continued without dissolution

SECTION 8.02. Upon the dissolution of the Company, unless its business is continued as provided in the Act, the Managers shall wind up the affairs of the Company.

SECTION 8.03. Upon the winding up and termination of the Company in accordance with the Act, the assets of the Company shall be distributed in the following order:

(i) First, to the payment of the debts and liabilities of the Company (excluding any loans or advances made by any of the Members (or Affiliates of the Equity Member) to the Company (but including any fees and payment obligations owed by the Company and due to the Tenant under the Facility Lease) and the expenses of liquidation;

(ii) Second, to the creation of any reserves which the Managers deem reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Company or Members (to the extent the Company is liable therefor) arising out of or in connection with the business and operation of the Company;

(iii) Third, to the payment of any loans or advances made by any of the Members to the Company; and

(iv) Thereafter, to the Equity Member.

SECTION 8.04. When all debts, liabilities, and obligations of the Company have been paid and discharged, or adequate provisions have been made therefor and all remaining property and assets of the Company have been distributed to the Equity Member, a certificate of cancellation shall be prepared, executed, and filed in accordance with the Act.

ARTICLE IX

TRANSFER OF MEMBERSHIP INTERESTS

SECTION 9.01. Interest of Equity Member. The Equity Member shall not assign or transfer all of its membership interests in the Company at any time to any Person without the written consent of the other Members, provided that the Equity Member may assign or transfer all of its membership interests in the Company to any Qualified Affiliate (subject to the limitations contained in Section 9.03).

SECTION 9.02. Interest of Independent Member. The Independent Member shall not have any right to assign or transfer its membership interest or rights as an Independent Member. Such membership interest and rights shall be exercised solely through the Person who is the Independent Manager from time to time.

SECTION 9.03. Notwithstanding anything to the contrary contained herein, during the Covered Period, no direct or indirect transfer of an equity membership interest in the Company may be made (i) such that the transferee owns, in the aggregate with the equity membership interests of its Affiliates and family members, more than a 49% equity interest in the Company or (ii) that would violate any provision of the Mortgage, unless such transfer is approved by the Lender, conditioned upon the delivery of an acceptable non-consolidation opinion and upon confirmation from the applicable rating agencies that such a transfer will not result in a qualification, withdrawal or downgrade of any rating assigned to any outstanding mortgage-backed securities relating to the Mortgage; provided, however, that the foregoing provisions of this Section 9.03 shall not apply to any indirect transfer of an equity membership interest in the Company resulting from the transfer of stock or other ownership interests in, or a merger, consolidation or other business combination involving, (i) any direct or indirect owner of an equity membership interest in the Company whose stock or other ownership interests are traded on a national securities exchange, or (ii) any direct or indirect owner of stock or ownership interests in an entity referred to in clause (i) of this proviso.

ARTICLE X

SEPARATENESS REQUIREMENTS

SECTION 10.01. Notwithstanding anything to the contrary contained herein, during the Covered Period, the Company and each Member agree that the Company, will:

(a)	maintain its books and records and bank accounts separate from those of any other Person (except that, for accounting and reporting purposes, the Company may be included in the consolidated financial statements of an equity owner of the Company in accordance with GAAP);

(b)	maintain an arm’s length relationship with its Members, other Affiliates and any other party furnishing services to it;

(c)	maintain its books, records, resolutions and agreements as official records;

(d)	conduct its business in its own name and through its own authorized officers and agents (except that the Facility is operated under the “Lopatcong Care Center” trade name);

(e)	prepare and maintain its financial statements, accounting records and other entity documents separate from those of any other Person (except for inclusion in consolidated financial statements of an equity owner, as described in clause (a) above);

(f)	except as contemplated under the Facility Lease and the Loan Documents and under the provisions of paragraph (h) below, pay its own liabilities out of its own funds and assets;

(g)	observe all limited liability company formalities necessary to maintain its identity as an entity separate and distinct from the Equity Member and all of its other Affiliates;

(h)	participate in the fair and reasonable allocation, and pay its share, of any and all overhead expenses and other common expenses for facilities, goods or services provided to multiple entities;

(i)	use its own stationery, invoices and checks (except when acting in a representative capacity, in which event such capacity shall be disclosed);

(j)	hold and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person (except for inclusion in consolidated financial statements of an equity owner, as described in clause (a) above);

(k)	except as may otherwise be contemplated by the Facility Lease and the Loan Documents, deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name;

(l)	hold its assets in its own name, except as contemplated under the Facility Lease and the Loan Documents;

(m)	maintain a sufficient number of employees (which may be zero) for its contemplated business and pay the salaries of such employees from its own funds; and

(n)	maintain adequate capital for the conduct of its business.

SECTION 10.02. Notwithstanding anything to the contrary contained herein, during the Covered Period, the Company, and each Member agrees that the Company, will not:

(a)	seek or consent to any dissolution, winding up, liquidation, consolidation, merger or sale of all or substantially all of its assets;

(b)	fail to correct any known misunderstanding regarding its separate identity;

(c)	except as otherwise contemplated under the Facility Lease and the Loan Documents, commingle its funds or other assets with those of any other Person;

(d)	assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, except as otherwise contemplated or permitted by the Loan Documents (provided, that this provision shall not be deemed to prohibit indemnification and contribution agreements by the Company and its Affiliates entered into under this Agreement or the Facility Lease, or (to the extent permitted or not prohibited under the Loan Documents) commercially reasonable indemnification obligations incurred in the ordinary course of business of the Company);

(e)	acquire obligations or securities of its Members;

(f)	pledge any of its assets for the benefit of any other Person, except as otherwise contemplated or permitted by the Loan Documents;

(g)	make any loans to any other Person, or buy or hold evidence of indebtedness issued by any other Person (except as provided in the Loan Documents);

(h)	identify its Members or any of its Affiliates as a division or part of it (except for inclusion in consolidated financial statements of an equity owner);

(i)	engage (either as transferor or transferee) in any material transaction with any Affiliate other than for fair value and on terms similar to those obtainable in arms-length transactions with unaffiliated parties, or engage in any transaction with any Affiliate involving any intent to hinder, delay or defraud any entity;

(j)	engage in any business activity or operate for any purpose other than as stated in Section 2.01 of this Agreement;

(k)	have or create any subsidiaries, or hold any equity interest in any other Person (except to the extent permitted under the Loan Documents); or

(l)	fail to file separate federal or state income tax returns, if required by applicable law.

SECTION 10.03. Notwithstanding anything to the contrary contained herein, during the Covered Period, each Equity Member will:

(a)	observe all customary formalities necessary to maintain its identity as an entity separate and distinct from the Company and all of its other Affiliates;

(b)	hold itself out as a separate and distinct entity from the Company and not identify the Company as a division of the Equity Member;

(c)	maintain its books and records and bank accounts separate from any other Person (except that, for accounting and reporting purposes, the Equity Member may be included in the consolidated financial statements of an equity owner of the Equity Member in accordance with GAAP); and

(d)	hold its assets in its own name.

ARTICLE XI

SPECIAL VOTING MATTERS

SECTION 11.01. Sale, Consolidation, Merger. Subject to the provisions of Section 10.02(a) hereof, the Company shall not, without the approval of the Equity Member, consolidate, merge or sell all or substantially all of its assets.

SECTION 11.02. Bankruptcy. The Company shall not, without the approval of the Equity Member and the affirmative vote of all the Managers, including (during the Covered

Period) the affirmative vote of the Independent Member and the Independent Manager (which shall be granted only if such action is approved by the Independent Director), institute proceedings for the Company to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company, or file a petition with respect to the Company or consent to a petition with respect to the Company seeking reorganization or relief under any applicable Federal or state laws relating to bankruptcy or insolvency, or appoint or consent to the appointment of receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its properties, or make any assignment for the benefit of creditors, or except as required by law, admit in writing the inability to pay its debts generally as they become due, or take any action as a limited liability company in furtherance of any such action.

ARTICLE XII

AMENDMENT

SECTION 12.01. This Agreement may be amended or modified by a written instrument executed by the Equity Member. Notwithstanding the foregoing, during the Covered Period, the provisions of Sections 2.01, 3.01(b), 3.02, 3.03 (last sentence), 3.04, 3.06, 5.02, 5.03, 5.08, 5.10, 5.11 (second sentence), 5.13, 8.01, 9.01, 9.02, 9.03, 10.01, 10.02, 10.03, 11.01, 11.02, and this Section 12.01, and the definitions set forth in Article XIV of the defined terms used in the foregoing provisions, shall not be amended without the written consent of the Lender, and only upon confirmation from the applicable rating agencies that such amendment will not result in a qualification, withdrawal or downgrade of any rating assigned to any mortgage-backed securities relating to the Mortgage.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Enforceability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall enforced to the greatest extent permitted by law.

SECTION 13.02. Effect of Provisions Inconsistent with Act. It is the intention of the parties that any provision hereof that is inconsistent with the provisions of the Act be given effect to the maximum extent permitted under the Act.

SECTION 13.03. Binding Effect. The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Members.

SECTION 13.04. Governing Law. The terms and provisions of this Agreement shall be construed under the laws of the State of Delaware and the Act as now adopted or as it may be hereafter amended shall govern the interpretation of this Agreement.

SECTION 13.05. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

SECTION 13.06. Entire Agreement. This Agreement, unless subsequently amended, contains the final and entire agreement among the parties hereto, but only with respect to the subject matter addressed herein.

SECTION 13.07. Approvals. In the event that a Member (including the Independent Member) having a right to vote (or consent) takes no action within ten business days (or, if a time is specified in this Agreement, then within such specified time) subsequent to receipt of the documents or agreements subject to said approval (or consent), the approval (or consent) of said Member shall be deemed not to have been given.

SECTION 13.08. Effect of Consent or Waiver. No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by such other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by such other Member in the performance by such other Member of the same or any other obligations of such Member hereunder. Failure on the part of any Member to object to or complain of any act or failure to act of any of the other Members or to declare any of the other Members in default, irrespective of how long such failure continues, shall not constitute a waiver by any such Member of its rights hereunder.

SECTION 13.09. No Third Party Beneficiaries. The provisions of this Agreement shall not be for the benefit of, nor shall they be enforceable by, any Person who is not a party to this Agreement.

SECTION 13.10. No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Delaware General Partnership Act nor the Delaware Revised Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

SECTION 13.11. Notices. Any Notice, demand, request or communication to the Members required to be given, served or sent pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier a nationally recognized commercial delivery service), telegram, telex or facsimile transmission, addressed as follows:

If to Equity Member:

101 East State Street

Suite 101

Kennett Square, Pennsylvania 19348

Attn: D. Lee McCreary

If to Independent Member: to the address provided by the Independent Member to the Company.

Each party may designate by Notice in writing a new address to which any Notice, demand, request or communication may thereafter be so given, served or sent. Each Notice, demand, request, or communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

SECTION 13.12. References. References herein to the singular shall include the plural and to the plural shall include the singular, and references to one gender shall include the others, except where the same shall not be appropriate.

SECTION 13.13. Titles and Captions. Article and section titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of the content of this Agreement.

SECTION 13.14. Jurisdiction and Service of Process. Each of the Members hereby irrevocably submits to the exclusive jurisdiction of any state court located in the city of Wilmington, Delaware and any federal court in the state of Delaware and any other court with jurisdiction to hear appeals from such courts for the purposes of any suit, action or other proceeding of any type whatsoever arising solely out of this Agreement, and to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

ARTICLE XIV

DEFINITIONS

As used herein, the following capitalized terms have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Board of Managers” has the meaning ascribed thereto in Section 5.02.

“Company” has the meaning ascribed thereto in the Preamble.

“control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Covered Period” means that period of time commencing on the Effective Date and ending at such time as the Debt under the Mortgage shall be paid in full.

“Covered Person” means any Manager (including the Independent Manager), any Member (including the Independent Member), any Affiliate of any Member, or any officers, directors, shareholders, partners, employees, trustees, representatives or agents of the Company, any Member or any Affiliates thereof, and each of their successors, assigns, heirs and representatives.

“Debt” has the meaning ascribed to it in the Mortgage.

“Effective Date” means the date on which the Mortgage becomes effective.

“ElderTrust” means ElderTrust, a Maryland real estate investment trust.

“Equity Member” has the meaning ascribed thereto in Section 3.01(a).

“Executive Committee” has the meaning ascribed thereto in Section 5.05.

“Facility” means the nursing home or other specialized or assisted-living care facility located on and in the Property.

“Facility Lease” means, collectively, (i) the Lease by and between the Company, as landlord, and the Tenant, as tenant, pursuant to which the Tenant leases the Property and the Facility from the Company and operates the Facility, (ii) any amendment, extension or replacement of such Lease between the Company and the Tenant, (iii) any other lease agreement with any other tenant pursuant to which the Company hereafter leases all or substantially all of the Property, and (iv) any other agreement between the Company and the Tenant or any other tenant providing for the management or operation of the Property or the Facility; provided, however, that during the Covered Period any such amendment, extension, replacement, other lease or other agreement shall have been entered into in compliance with any applicable terms of the Loan Documents (or, if not in compliance with any such applicable terms, then with the consent of the Lender).

“GAAP” means generally accepted accounting principles.

“Independent Director” means a person who is not at, and has not been within the five years prior to, the time of his or her appointment and will not be serving as: (i) an officer, director, general partner, manager, employee, or an owner of any equity securities of the Independent Manager or any of its Affiliates (other than an owner of a de minimis amount of the equity securities of any Affiliate of the Independent Manager which has a class of securities registered under the Securities Act of 1934); (ii) a customer of, or supplier or service provider (including professionals) that receives any of its revenues from its activities with the Independent Manager or any Affiliate of the Independent Manager, such that such individual’s annual revenues derived from the Independent Manager and Affiliate of the Independent Manager exceeds 1% of such individual’s aggregate annual revenues; (iii) a person or other entity controlling or under the common control of any such equity owner, supplier, customer, or service provider; or (iv) a spouse, parent, sibling, child or grandchild of any person described in (i), (ii) or (iii); provided, however, that a person shall not be deemed to be a director or manager of an Affiliate of the Independent Manager solely by reason of serving as an independent director, independent manager or independent member of another single purpose entity that is an Affiliate of the Independent Manager; and provided further, that a Person shall not be disqualified from being an Independent Director solely by reason of such Person serving as an independent director or manager of another single purpose entity that would otherwise be deemed to be an Affiliate because they are under common control.

“Independent Manager” means a corporation that (i) is wholly owned by ElderTrust; (ii) has as its sole assets interests in the Company or any other Person that is a borrower, or the general partner of a borrower, under the Mortgage; (iii) has one Independent Director duly appointed to its board of directors; and (iv) is a single-purpose entity.

“Independent Member” has the meaning ascribed thereto in Section 3.01(b).

“Lender” means Morgan Guaranty Trust Company of New York, or any of its successors and assigns under the Mortgage.

“Loan Documents” means the Mortgage and the promissory notes, mortgages, security agreements, subordination and nondisturbance agreements, assignments of leases and rents and other agreements, instruments and documents entered into by or on behalf of the Company in connection with the Mortgage.

“Manager” means a Person named in Section 5.04 as a Manager of the Company or hereafter appointed as a Manager pursuant to the terms of this Agreement, including the Independent Manager.

“Member” means an Equity Member or the Independent Member.

“Mortgage” means that certain Mortgage and Security Agreement from the Company to Lender dated as of November 24, 1999.

“Notice” means a writing, containing the information required by the Agreement to be communicated to any Person, given in accordance with Section 13.11.

“Other Similar Activities” has the meaning ascribed thereto in Section 3.07.

“Person” means a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Property” means, collectively, the real property described more fully on Schedule A hereto and the improvements located thereon, commonly known as Lopatcong Care Center, located in Phillipsburg, New Jersey.

“Qualified Affiliate” means any Person directly or indirectly wholly owned and controlled by the Equity Member.

“Tenant” means Geriatric and Medical Services, Inc., a New Jersey corporation, as the tenant and facility operator under the Facility Lease, and any other Person who becomes the tenant and/or facility operator under the Facility Lease in accordance with the terms thereof and, during the Covered Period, in compliance with any applicable terms of the Loan Documents (or, if not in compliance with any such applicable terms, then with the consent of the Lender).

IN WITNESS WHEREOF, the undersigned have caused this Amended and Restated Operating Agreement to be duly executed on their behalf as of the date first written above.

ET SUB-LOPATCONG, L.L.C.

By:	/s/ D. Lee McCreary
Name:	D. Lee McCreary
Title:	President

ELDERTRUST OPERATING LIMITED PARTNERSHIP

By:	ElderTrust, general partner

	By:	/s/ D. Lee McCreary
	Name:	D. Lee McCreary
	Title:	President

SCHEDULE A

[INTENTIONALLY OMITTED]

JOINDER OF INDEPENDENT MEMBER AND INDEPENDENT MANAGER

ET Lopatcong Finance, Inc., a Delaware corporation, by the signature below of its duly authorized officer, joins the foregoing Amended and Restated Limited Liability Company Operating Agreement of ET Lopatcong, L.L.C. as the Independent Member and Independent Manager of such limited liability company effective as of November 24, 1999.

ET Lopatcong Finance, Inc.,
a Delaware corporation

By:	/s/ D. Lee McCreary
Name:	D. Lee McCreary
Title:	President